EXHIBIT 99.1

NGP Capital Resources Company Announces $34.4 Million of New Investments

Houston, Texas , Sept. 1, 2011 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced that it has committed and funded $27.5 million toward a $55.0 million Senior Secured First Lien Term Loan (the "Term Loan") to a private company operating onshore in the Gulf Coast and in the shallow waters of the Gulf of Mexico (the "Issuer"). Chambers Energy Capital LP, a Houston-based private investment firm, funded the remaining $27.5 million of the facility. Proceeds of the Term Loan will be used by the Issuer to acquire certain oil and gas properties in various stages of production and development. The Term Loan is secured by all of the Issuer’s assets and matures on December 31, 2014.

Additionally, during August 2011, the Company purchased an additional $8.0 million face amount of GMX Resources, Inc. 5.00% Senior Convertible Notes due February 1, 2013 (the "GMXR Notes"), for an aggregate cost of $6.9 million. Estimated yield-to-maturity on the newly purchased GMXR Notes is approximately 16.3%. Our total position in GMXR Notes is now $12.7 million with an aggregate cost of $10.6 million.

Also in August 2011, Tammany Oil & Gas, LLC ("Tammany") repaid $6.0 million of its Senior Secured Multiple-Advance Term Loan, leaving a balance outstanding of $14.6 million. Tammany also repurchased from the Company its 5% after-payout overriding royalty interest and half of the Company’s warrant position for $2.0 million. The Company retains its 3% overriding royalty interest and warrants for 10% of Tammany’s equity. As a result of this transaction, the Company realized a capital gain of approximately $2.0 million, which will be recognized in the third quarter of 2011.

Thus far in 2011, the Company has funded investments totaling $90 million.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in energy-related private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C., an Irving, Texas-based leading investment firm with over $9.5 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to:

NGP Capital Resources Company 713-752-0062

Kelly Plato (kplato@ngpcrc.com),

Dan Schockling (dschockling@ngpcrc.com),

Hans Hubbard (hhubbard@ngpcrc.com), or

Chris Ryals (cryals@ngpcrc.com).

CONTACT: L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.